Exhibit 99.1

Westwood Holdings Group, Inc. Reports Fourth Quarter and Fiscal Year 2007 Results and Announces 20% Increase in Quarterly Dividend

Assets Under Management Rise to $7.9 Billion at December 31, 2007 and Revenue Increases 33% for the Year 2007

DALLAS--(BUSINESS WIRE)--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2007 fourth quarter revenues of $12.2 million, net income of $3.3 million and earnings per diluted share of $0.52. This compares to revenues of $7.3 million, net income of $1.3 million and earnings per diluted share of $0.22 in the fourth quarter of 2006. For the fiscal year ended December 31, 2007, Westwood reported revenues of $36.3 million, net income of $7.9 million and earnings per diluted share of $1.28 compared to revenues of $27.4 million, net income of $4.5 million and earnings per diluted share of $0.79 for the 2006 fiscal year. The fourth quarter and full year 2007 results include the impact of a performance-based fee of approximately $3.0 million recorded in the fourth quarter 2007.

Cash earnings, which we define as net income plus non-cash equity-based compensation expense, for the fourth quarter of 2007 were $4.8 million, when adding back $1.5 million in non-cash equity-based compensation expense, compared to $2.7 million for the fourth quarter of 2006, when adding back $1.4 million in non-cash equity-based compensation expense. Cash earnings per share (“Cash EPS”), which we define as cash earnings divided by diluted weighted average shares outstanding, for the fourth quarter of 2007 was $0.76 per diluted share compared to $0.44 per diluted share for the fourth quarter of 2006. Cash earnings for the year ended December 31, 2007 were $13.3 million compared to $9.1 million in 2006, while Cash EPS for the year ended December 31, 2007 was $2.14 per diluted share compared to $1.60 per diluted share in 2006. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Revenues for the 2007 fourth quarter increased 67% compared to the 2006 fourth quarter and increased 33% for the year 2007 compared to 2006, primarily as a result of increased average assets under management as well as the performance-based fee earned in 2007, as mentioned above. Assets under management again reached the highest level in Westwood’s history at $7.9 billion as of December 31, 2007, a 33% year-over-year increase as compared to December 31, 2006 assets under management of $5.9 billion. Average assets under management for 2007 were $6.9 billion, an increase of 26% compared with $5.5 billion for 2006. The increase in period ending assets under management was primarily due to inflows of assets from new and existing clients and the market appreciation of assets under management.

Total expenses for the year 2007 were $24.1 million compared to $20.1 million for 2006. Cash expenses for 2007 were $18.8 million, which excludes $5.3 million in non-cash equity-based compensation expense, compared to $15.5 million for 2006, which excludes $4.6 million in non-cash equity-based compensation expense. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.) The primary driver of the increase in total expenses was higher employee compensation and benefits costs, most of which was due to an increase of $2.1 million in incentive compensation expense due to higher pre-tax income and an increase of $816,000 in non-cash restricted stock expense due to additional restricted stock grants in July 2006 and July 2007. The other significant components of the increase in employee compensation and benefits costs were increased salary expense due to increased headcount and salary increases for certain employees.

Westwood Trust contributed revenue of $10.4 million and net income of $1.7 million in 2007, compared to revenue of $8.4 million and net income of $1.2 million in 2006. Westwood Trust’s assets under management as of December 31, 2007 were $1.9 billion, an increase of 19% compared to $1.6 billion as of December 31, 2006.

The WHG Funds, consisting of WHG LargeCap Value, WHG SMidCap, WHG SmallCap Value, WHG Income Opportunity and WHG Balanced, have grown to $234 million in assets as of December 31, 2007. This represents an increase of approximately 80% compared to December 31, 2006.

Westwood also announced today that its Board of Directors declared a quarterly cash dividend of $0.30 per common share, an increase of 20% from the previous quarterly dividend of $0.25 per share. The dividend is payable on April 1, 2008 to stockholders of record on March 14, 2008. Our dividend yield is now more than double the average yield of companies in the SNL Asset Manager Index.

Brian Casey, Westwood’s President & CEO, commented, “While we typically place high expectations on ourselves, our accomplishments in 2007 exceeded even our own goals. Our talented investment teams continued to generate outstanding performance for our clients as our LargeCap, SMidCap, SmallCap and AllCap Value products all placed in the top quartile in their peer universes. Our marketing and client service teams capitalized on this performance resulting in numerous significant new account wins in 2007 and a high level of activity with existing and prospective client meetings and on-site visits by institutional investment consultants. Our WHG Funds continued to grow in 2007 in terms of assets, products and share classes as we posted an 80% increase in WHG Funds assets, launched the WHG SmallCap Value Fund in April and launched two 'A' share classes to broaden the availability of these funds. We also continued to address the demands of our clients with the launch of several new products in 2007 including MidCap Value and an MLP fund. The progress we made in 2007 was reflected in the performance of our stock, as it provided a total return of nearly 70% for the full year 2007. As always, we want to thank all of our owner-employees for their dedication and hard work which contributed to an outstanding year in 2007.”

Westwood will host a conference call to discuss the 2007 fourth quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-411-4706 (domestic) or 904-596-2360 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com under the Investor Relations tab. The conference call will be available for replay through February 13 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 226692.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust and custodial services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2006 and its quarterly reports on Form 10-Q for the three month periods ended March 31, 2007, June 30, 2007 and September 30, 2007. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2007	2006	2007	2006
REVENUES:
Advisory fees
Asset-based	$6,351	$4,651	$21,719	$17,532
Performance-based	3,021	-	3,021	-
Trust fees	2,717	2,214	10,275	8,240
Other revenues	154	454	1,277	1,592
Total revenues	12,243	7,319	36,292	27,364

EXPENSES:
Employee compensation and benefits	5,767	3,941	18,411	14,920
Sales and marketing	149	97	581	528
WHG mutual funds	17	71	161	238
Information technology	249	243	970	925
Professional services	431	333	1,630	1,373
General and administrative	642	604	2,332	2,126
Total expenses	7,255	5,289	24,085	20,110
Income before income taxes	4,988	2,030	12,207	7,254
Provision for income taxes	1,706	725	4,263	2,785
Income before cumulative effect of accounting change	3,282	1,305	7,944	4,469
Cumulative effect of change in accounting principle, net of income taxes of $21	-	-	-	39
Net income	$3,282	$1,305	$7,944	$4,508

Earnings per share:
Basic:
Continuing operations	$0.55	$0.23	$1.36	$0.80
Cumulative effect of an accounting change	-	-	-	0.01
Net income	$0.55	$0.23	$1.36	$0.81

Diluted:
Continuing operations	$0.52	$0.22	$1.28	$0.79
Cumulative effect of an accounting change	-	-	-	0.00
Net income	$0.52	$0.22	$1.28	$0.79

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS As of December 31, 2007 and December 31, 2006 (in thousands, except par value and share amounts)

	December 31, 2007 (unaudited)	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$4,560	$2,177
Accounts receivable	6,599	3,111
Investments, at market value	22,144	17,933
Deferred income taxes	1,512	1,267
Other current assets	651	465
Total current assets	35,466	24,953
Goodwill	2,302	2,302
Deferred income taxes	225	214
Property and equipment, net of accumulated depreciation of $1,002 and $774	1,031	1,253
Total assets	$39,024	$28,722

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$1,024	$778
Dividends payable	1,702	996
Compensation and benefits payable	4,848	2,801
Income taxes payable	1,505	689
Other current liabilities	11	10
Total current liabilities	9,090	5,274
Deferred rent	588	713
Total liabilities	9,678	5,987
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 10,000,000 shares, issued 6,840,327 and outstanding 6,807,408 shares at December 31, 2007; issued and outstanding 6,638,525 shares at December 31, 2006	68	66
Additional paid-in capital	27,770	20,289
Treasury stock, at cost – 32,919 shares at December 31, 2007; 0 shares at December 31, 2006	(1,070)	-
Retained earnings	2,578	2,380
Total stockholders’ equity	29,346	22,735
Total liabilities and stockholders’ equity	$39,024	$28,722

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the year ended,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,944	$4,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	228	266
Unrealized gains on investments	102	(143)
Stock option expense	-	126
Restricted stock amortization	5,316	4,500
Deferred income taxes	(256)	(685)
Cumulative effect of change in accounting principle	-	(39)
Excess tax benefits from stock-based compensation	(1,286)	(30)
Net purchases of investments – trading securities	(1,339)	(889)
Change in operating assets and liabilities:
Accounts receivable	(3,488)	(659)
Other current assets	(186)	(58)
Accounts payable and accrued liabilities	246	63
Compensation and benefits payable	2,047	(179)
Income taxes payable	2,374	435
Other liabilities	(16)	8
Net cash provided by operating activities	11,686	7,224

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(8,009)	(7,869)
Sales of money market funds – available for sale	5,035	8,846
Purchase of property and equipment	(114)	(70)
Net cash (used in) provided by investing activities	(3,088)	907

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of treasury stock	(1,070)	-
Excess tax benefits from stock-based compensation	1,286	30
Proceeds from exercise of stock options	609	402
Cash dividends	(7,040)	(8,283)
Net cash used in financing activities	(6,215)	(7,851)

NET INCREASE IN CASH	2,383	280
Cash and cash equivalents, beginning of period	2,177	1,897
Cash and cash equivalents, end of period	$4,560	$2,177

Supplemental cash flow information:
Cash paid during the period for income taxes	$2,144	$3,034
Issuance of restricted stock	5,330	11,507
Tax benefit allocated directly to equity	1,558	440

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses (in thousands, except share and per share amounts)

	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	% Change
Net Income	$3,282	$1,305	151%
Add: Restricted stock expense	1,519	1,348	13
Add: Stock option expense	-	4	N/A
Cash earnings	$4,801	$2,657	81
Diluted weighted average shares	6,325,856	5,999,121	5
Cash earnings per share	$0.76	$0.44	73

Total expenses	$7,255	$5,289	37
Less: Restricted stock expense	(1,519)	(1,348)	13
Less: Stock option expense	-	(4)	N/A
Cash expenses	$5,736	$3,937	46%

	Year Ended December 31, 2007	Year Ended December 31, 2006	% Change
Net Income	$7,944	$4,508	76%
Add: Restricted stock expense	5,316	4,500	18
Add: Stock option expense	-	126	N/A
Less: Cumulative effect of change in accounting principle	-	(39)	N/A
Cash earnings	$13,260	$9,095	46
Diluted weighted average shares	6,199,669	5,690,455	9
Cash earnings per share	$2.14	$1.60	34

Total expenses	$24,085	$20,110	20
Less: Restricted stock expense	(5,316)	(4,500)	18
Less: Stock option expense	-	(126)	N/A
Cash expenses	$18,769	$15,484	21%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus the non-cash expense associated with equity-based compensation awards of restricted stock and stock options. In calculating cash earnings for the year ended December 31, 2006, we also eliminate the non-cash cumulative effect of change in accounting principle associated with our implementation of SFAS 123R. We define cash expenses as total expenses less non-cash equity-based compensation expense. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900